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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Head III                 John                       C
--------------------------------------------------------------------------------
   (Last)                  (First)                 (Middle)

   1330 Avenue of the Americas
--------------------------------------------------------------------------------
                                    (Street)

   New York                         New York             10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name AND Ticker or Trading Symbol

   ESG Re Limited  (ESGREF)

================================================================================
3. IRS Identification Number of Reporting Person, if any (Voluntary)


================================================================================
4. Statement for Month/Day/Year

   04/09/03
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [X]   10% Owner
   [X]   Officer (give title below)           [_]   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form Filed by One Reporting Person
   [_] Form Filed by More than One Reporting Person

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                            2.        2A.           3.           Disposed of (D)                 Owned Follow-  Form:     7.
                            Transac-  Deemed        Transaction  (Instr. 3, 4 and 5)             ing Reported   Direct    Nature of
                            tion      Execution     Code         ------------------------------- Transac-       (D) or    Indirect
1.                          Date      Date, if any  Instr. 8)                   (A)              tions(s)       Indirect  Beneficial
Title of Security           (Month/   (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year) Day/Year)     Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value    04/09/03                S              40,000       (D)     $0.60      408,017      (D)
$1.00 per share
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value                                                                            79,914      (I)      (1)
$1.00 per share
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value                                                                         1,087,312      (I)      (2)
$1.00 per share
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value                                                                           109,895      (I)      As Trustee
$1.00 per share                                                                                                            (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value                                                                             5,348      (I)      As Trustee
$1.00 per share                                                                                                            (4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value                                                                           383,091      (I)        (5)
$1.00 per share
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value                                                                         1,133,088      (I)        (6)
$1.00 per share
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value                                                                            87,500      (D)        (8)
$1.00 per share
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                   2.                                                                                       Secur-   of
                   Conver-                         5.                             7.                        ities    Deriv-  11.
                   sion            3A              Number of                      Title and Amount          Bene-    ative   Nature
                   or              Deemed          Derivative    6.               of Underlying     8.      ficially Secur-  of
                   Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned    ity:    In-
                   cise    3.      cution  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                   Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-  (D) or  Bene-
1.                 of      action  if      Code    of (D)        (Month/Day/Year)           Amount  ative   ported   In-     ficial
Title of           Deriv-  Date    any     (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative         ative   (Month/ (Month/   8)     4 and 5)      Date     Expira-          Number  ity     action(s) (I)    ship
Security           Secur-  Day/    Day/    ------  ------------   Exer-    tion             of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)         ity     Year)   Year)   Code V    (A)   (D)    cisable  Date     Title   Shares  5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                        12/3/97    12/3/07 Common    10,736         10,736    (D)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/17/97   12/17/07 Common       928            928    (D)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/22/97   12/22/07 Common     1,253          1,253    (D)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                        12/3/97    12/3/07 Common   107,451        107,451    (I)  (2)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/17/97   12/17/07 Common   871,427        871,427    (I)  (2)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/22/97   12/22/07 Common   105,097        105,097    (I)  (2)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class B Warrants  $18.50/sh                                     1/27/98    1/27/08 Common   276,240        276,240    (I)  (2)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                        12/3/97    12/3/07 Common     1,176          1,176    (I) As Trustee
                                                                                   shares                                   (3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/17/97   12/17/07 Common       102            102    (I) As Trustee
                                                                                   shares                                   (3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/22/97   12/22/07 Common       137            137    (I) As Trustee
                                                                                   shares                                   (3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                        12/3/97    12/3/07 Common       588            588    (I) As Trustee
                                                                                   shares                                   (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/17/97   12/17/07 Common        51             51    (I) As Trustee
                                                                                   shares                                   (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/22/97   12/22/07 Common        69             69    (I) As Trustee
                                                                                   shares                                   (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                        12/3/97    12/3/07 Common    51,177         51,177    (I)   (5)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/17/97   12/17/07 Common     4,422          4,422    (I)   (5)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/22/97   12/22/07 Common     5,969          5,969    (I)   (5)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                        12/3/97    12/3/07 Common    86,147         86,147    (I)   (6)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------

                                                                          Page 2

                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                   2.                                                                                       Secur-   of
                   Conver-                         5.                             7.                        ities    Deriv-  11.
                   sion            3A              Number of                      Title and Amount          Bene-    ative   Nature
                   or              Deemed          Derivative    6.               of Underlying     8.      ficially Secur-  of
                   Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned    ity:    In-
                   cise    3.      cution  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                   Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-  (D) or  Bene-
1.                 of      action  if      Code    of (D)        (Month/Day/Year)           Amount  ative   ported   In-     ficial
Title of           Deriv-  Date    any     (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative         ative   (Month/ (Month/   8)     4 and 5)      Date     Expira-          Number  ity     action(s) (I)    ship
Security           Secur-  Day/    Day/    ------  ------------   Exer-    tion             of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)         ity     Year)   Year)   Code V    (A)   (D)    cisable  Date     Title   Shares  5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/17/97   12/17/07 Common     7,443          7,443    (I)   (6)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                       12/22/97   12/22/07 Common    10,048         10,048    (I)   (6)
                                                                                   shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $5.4375/sh                                   12/15/99   12/15/09 Common   174,345        174,345    (D)
to buy)                                                                            shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $4.32380/sh                                  12/18/01     1/1/11 Common    49,082         49,082    (I)   (1)
to buy)                                                                            Shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $2.1222/sh                                     (7)        1/1/11 Common   368,878        368,878    (D)
to buy)                                                                            shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $2.1222/sh                                     (7)        1/1/11 Common     6,122          6,122    (I)   (1)
to buy)                                                                            shares
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
1. Held by trust(s) for the benefit of heir(s) of John C Head III. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.

2. Held by two limited liability companies, of which John C Head III is a Managing Member and a Managing Member of the Managing Member, respectively.

3.  Held by the Head Family Foundation.

4.  Held by Head Company Pension Plan.

5. Held by a limited partnership, of which John C Head III is the Co-Chief Executive Officer of the General Partner.

6. Held by two limited partnerships, of which John C Head III is a Managing Member of the General Partner.

7.  The option vests 50% on 1/15/02, 25% on 1/15/03 and 25% on 1/15/04.

8.  Restricted stock award granted by Issuer.



   /s/ John C Head III                                   April 11, 2003
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                          Page 3